CERTIFICATE OF AMENDMENT
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               NUCOR CORPORATION

     NUCOR CORPORATION, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Nucor Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of Nucor Corporation, declaring said Amendment to be advisable. The resolution setting forth said proposed Amendment is as follows:

          RESOLVED, that it is advisable and in the best interests of Nucor Corporation to amend its Restated Certificate of Incorporation by amending Section A of Article IV thereof, said new Section A to read as follows:

          "A. The total number of shares of Common Stock which the corporation shall have authority to issue is two hundred million (200,000,000) and the par value of each such share is forty cents ($.40), amounting in the aggregate to eighty million dollars ($80,000,000). The total number of shares of Preferred Stock which the corporation shall have the authority to issue is two hundred fifty thousand (250,000) and the par value of each such share is four dollars ($4.00), amounting in the aggregate to one million dollars ($1,000,000)."

     SECOND: That thereafter the Board of Directors directed that said Amendment be considered at the next annual meeting of stockholders, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said Amendment.

     THIRD:   That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of Nucor Corporation will not be reduced under or by reason of said Amendment.

     IN WITNESS WHEREOF, said NUCOR CORPORATION has caused this certificate to be signed by Samuel Siegel, Vice Chairman of its Board of Directors, and attested by Terry S. Lisenby, its Assistant Secretary, this 14th day of May, 1998.



                                       NUCOR CORPORATION

[NUCOR CORPORATE SEAL APPEARS HERE]

                                       By /s/ Samuel Siegel
                                         ---------------------------------------
(Corporate Seal)                         Samuel Siegel
                                         Vice Chairman of the Board of Directors


ATTEST



/s/ Terry S. Lisenby
-------------------------------------
Terry S. Lisenby, Assistant Secretary